EXHIBIT 10.18

                              EMPLOYMENT AGREEMENT

     AGREEMENT dated as of July 1, 2002 between MELVYN KNIGIN, residing at 400 17th Street, Norwood, New Jersey 07648 ("Executive") and MOVIE STAR, INC., a New York corporation having its principal office at 136 Madison Avenue, New York, New York 10016 ("Company").

     WHEREAS, the Company and Executive entered into an agreement dated as of February 22, 2000 governing the terms and conditions of Executive's employment by the Company for a term ending on June 30, 2001 (the "2000 Agreement"); and

     WHEREAS, the Company and Executive modified the 2000 Agreement in certain respects and extended the term of the 2000 Agreement by an agreement dated as of April 2001 (the "2001 Agreement"). (The 2000 Agreement and the 2001 Agreement are hereinafter collectively referred to as the "Prior Agreement"); and

     WHEREAS, the Company and Executive have agreed to other and additional terms governing the terms and conditions of Executive's employment by the Company.

                  IT IS AGREED:

     1. Employment, Duties and Acceptance.

          1.1 The Prior Agreement is hereby superseded in its entirety and shall be replaced by all of the terms, conditions and agreements set forth in this Agreement. The Company hereby employs Executive as its President and Chief Executive Officer ("CEO"). All of Executive's powers and authority in any capacity shall at all times be subject to the direction and control of the Company's Board of Directors. Executive shall report directly to the Board of Directors of the Company.

          1.2 The Board may assign to Executive such general management and supervisory responsibilities and executive duties for the Company or any subsidiary of the Company, including serving as a director, as are consistent with Executive's status as President and CEO. The Company and Executive acknowledge that Executive's primary functions and duties as President and CEO shall be to manage and supervise the overall operations of the Company's business.

          1.3 Executive accepts such employment and agrees to devote substantially all of his business time, energies and attention to the performance of his duties hereunder. Nothing herein shall be construed as preventing Executive from making and supervising personal investments, provided they do not interfere with the performance of Executive's duties hereunder or violate the provisions of paragraph 5.1(f) hereof.

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     2. Term and Termination

          2.1 The term of this Agreement shall commence on July 1, 2002 and continue until June 30, 2007 (the "Term").

          2.2 If Executive dies during the term of this Agreement, this Agreement shall thereupon terminate, except that the Company shall pay to the legal representative of Executive's estate (i) the base salary due Executive pursuant to paragraph 3.1 hereof through the date of Executive's death, (ii) if death occurs between July 1 and December 31, one-half of the bonus payments calculated in accordance with paragraph 3.3 for the year in which Executive dies, and the entire amount of the bonus payments, if death occurs between January 1 and June 30, (iii) all earned and previously approved but unpaid bonuses, (iv) all valid expense reimbursements through the date of the termination of this Agreement, and (v) all accrued but unused vacation pay. In addition to the foregoing, if the cumulative pre-tax profit of the Company for the fiscal periods commencing on July 1, 2002 and ending on the earlier of the December 31 or June 30 immediately following Executive's death (the "Death Measurement End Date") is equal to or greater than $6,000,000, then the Company shall pay to the legal representative of Executive's estate an amount determined under the provisions of paragraph 6 hereof (substituting the Death Measurement End Date for June 30, 2007); provided that if the Company, at its sole option, elects to increase the death benefit payable under Executive's Life Insurance (as defined in paragraph 3.4) to provide additional coverage of not less than $1,000,000 and such coverage is in effect at the time of Executive's death, the Company shall not be required to pay the amount referred to in this sentence. If the additional life insurance coverage is not in effect at the time of Executive's death, the amount referred to in the immediately preceding sentence shall be payable within 90 days after the Death Measurement End Date in a lump-sum cash payment. With respect to any bonus payments pursuant to the provisions of subdivision (ii) of this paragraph 2.2 and any payment under the two immediately proceeding sentences, it is expressly agreed that the amount of any insurance proceeds payable to the Company on the life of Executive shall be excluded from the calculation of the Company's pretax income for the fiscal year of the Company in which Executive's death occurs.

          2.3 The Company, by notice to Executive, may terminate this Agreement if Executive shall fail because of illness or incapacity to render, for one hundred and eighty consecutive (180) calendar days in any consecutive twelve calendar month period, services of the character contemplated by this Agreement. Notwithstanding such termination, the Company shall pay to Executive (i) the base salary due Executive pursuant to paragraph 3.1 hereof through the date of such notice, less any amount Executive receives for such period from any Company-sponsored or Company-paid source of insurance, disability compensation or government program, (ii) if the disability commences between July 1 and December 31, one-half of the bonus payments calculated in accordance with paragraph 3.3 for the year in which the disability commenced, and the entire amount of the bonus payments, if the disability commences between January 1 and June 30, (iii) all earned and previously approved but unpaid bonuses, (iv) all valid expense reimbursements through the date of the termination of this Agreement, and (v) all accrued but unused vacation pay. Notwithstanding the fact that the Executive has not attained the age of 64 at the time of a termination

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in accordance with this paragraph 2.3, the Executive shall also be entitled to participate in the Company's Senior Executive Medical Plan as provided in paragraph 3.4 hereof. In addition to the foregoing, if the cumulative pre-tax profit of the Company for the fiscal periods commencing on July 1, 2002 and ending on the earlier of the December 31 or June 30 immediately following the termination of this Agreement under this paragraph 2.3 (the "Disability Measurement End Date") is equal to or greater than $6,000,000, then the Company shall pay to Executive an amount determined under the provisions of paragraph 6 hereof (substituting the Disability Measurement End Date for June 30, 2007). Such amount shall be payable within 90 days after the Disability Measurement End Date in a lump-sum cash payment.

          2.4 The Company, by notice to Executive, may terminate this Agreement for cause. As used herein, "Cause" shall mean: (a) the refusal, or failure resulting from the lack of good faith efforts, by Executive to carry out specific directions of the Board which are of a material nature and consistent with his status as President and CEO, or the refusal, or failure resulting from the lack of good faith efforts, by Executive to perform a material part of Executive's duties hereunder; (b) the commission by Executive of a substantial and material breach of any of the provisions of this Agreement; (c) fraud or dishonest action by Executive in his relations with the Company or any of its subsidiaries or affiliates, or with any customer or business contact of the Company or any of its subsidiaries or affiliates ("dishonest" for these purposes shall mean Executive's knowingly making a material misstatement or omission, or knowingly committing a material improper act, for his personal benefit); or (d) the conviction of Executive of any crime involving an act of moral turpitude. Notwithstanding the foregoing, no "Cause" for termination shall be deemed to exist with respect to Executive's acts described in clauses (a) or (b) above, unless the Company shall have given written notice to Executive specifying the "Cause" with reasonable particularity and, within thirty (30) calendar days after such notice, Executive shall not have cured or eliminated the problem or thing giving rise to such "Cause;" provided, however, that a repeated breach after notice and cure of any provision of clauses (a) or (b) above involving the same or substantially similar actions or conduct, shall be grounds for termination for "Cause" without any additional notice from the Company.

          2.5 If Executive's employment hereunder is terminated for any reason, then Executive shall, at the Company's request, resign as a director of the Company and all of its subsidiaries, effective upon the occurrence of such termination.

          2.6 The Executive, by notice to the Company, may terminate this Agreement if a "Good Reason" exists. For purposes of this Agreement, "Good Reason" shall mean the occurrence of any of the following circumstances without the Executive's prior express written consent: (a) a substantial and material adverse change in the nature of Executive's title, duties or responsibilities with the Company that represents a demotion from his title, duties or responsibilities as in effect immediately prior to such change; (b) Executive is not nominated to serve as a director by the Company; (c) Executive is not elected to serve as a director of the Company or is removed from service as a director of the Company, other than in connection with a termination of his employment; provided that "Good Reason" shall not be deemed to exist with respect to (i) the failure of Executive to be elected to serve as a director of

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the Company if each of Mark M. David, Norma David, Adam David and Evan David and
each of their successors in interest shall have voted in favor of the election of Executive to serve as a director of the Company or (ii) Executive's removal from service as a director of the Company by a vote of the Company's shareholders, if each of Mark M. David, Norma David, Adam David and Evan David and each of their successors in interest shall have voted against the removal of Executive as a director of the Company; (d) a substantial and material breach of this Agreement by the Company; (e) a failure by the Company to make any payment to Executive when due, unless the payment is not material and is being contested by the Company, in good faith; or (f) a material and adverse change in the compensation or benefits described in paragraph 3 or 6 of this Agreement with which Executive disagrees. Notwithstanding the foregoing, Good Reason shall not be deemed to exist with respect to the Company's acts described in clauses (a),
(b), (c), (d), (e) or (f) above, unless the Executive shall have given written notice to the Company specifying the Good Reason with reasonable particularity and, within thirty (30) calendar days after such notice, the Company shall not have cured or eliminated the problem or thing giving rise to such Good Reason; provided, however, that a repeated breach after notice and cure of any provision of clauses (a), (b), (c), (d), (e) or (f) above involving the same or substantially similar actions or conduct, shall be grounds for termination for Good Reason without any additional notice from the Executive. In addition, Good Reason shall not be deemed to exist with respect to any adverse change in the Executive's duties or responsibilities with the Company that represents a demotion from his duties or responsibilities as in effect immediately prior to such change in the event Executive is unable because of illness or incapacity to render, for sixty (60) consecutive calendar days in any consecutive twelve calendar month period, services of the character contemplated by this Agreement and the Company shall, in good faith, determine to engage the services of a senior management employee with significant experience in the apparel industry to assume the duties and responsibilities (but not the title) as chief executive officer of the Company; provided however, if the Company fails to reinstate the prior duties and responsibilities of the Executive promptly after a determination by a physician of Executive's choice who is reasonably acceptable to the Company that Executive is able to resume such duties and responsibilities, Executive shall have "Good Reason" for purposes of this Agreement.

          2.7 (a) In the event that Executive terminates this Agreement for Good Reason, pursuant to the provisions of paragraph 2.6, or the Company terminates this Agreement without "Cause," as defined in paragraph 2.4, the Company shall pay and/or provide to Executive (or in the case of his death following any such termination for Good Reason or without "Cause", the legal representative of Executive's estate or such other person or persons as Executive shall have designated by written notice to the Company), all payments, compensation and benefits required under paragraph 3 hereof through the Term; including, without limitation, incentive compensation as determined in accordance with paragraph
3.3 (provided, however, the amount of incentive compensation payable in accordance with paragraph 3.3 for any fiscal year shall be deemed to be the amount of the incentive compensation which was payable to the Executive for the fiscal year prior to the fiscal year in which this Agreement is terminated), and Executive shall not be subject to the obligations of paragraph 5.1(f). Notwithstanding the fact that the Executive has not attained the age of 64 at the time of a termination for Good Reason or without "Cause", the Executive

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shall also be entitled to participate in the Company's Senior Executive Medical
Plan as provided in paragraph 3.4 hereof; provided, however, that if Executive is covered under a similar program by reason of employment elsewhere, such other coverage shall be primary and the coverage under the Company's Senior Executive Medical shall be secondary. All cash amounts due under this paragraph 2.7(a) shall be payable to Executive within 90 days of the termination of this Agreement in a lump-sum cash payment.

          (b) In addition to the foregoing, if the cumulative pre-tax profit of the Company for the fiscal periods commencing on July 1, 2002 and ending on the earlier of the December 31 or June 30 immediately following a termination of this Agreement to which this paragraph 2.7 is applicable (the "Measurement End Date") is equal to or greater than $6,000,000, then the Company shall pay to Executive an amount determined under the provisions of paragraph 6 hereof (substituting the Measurement End Date for June 30, 2007); provided, however, the amounts payable to Executive pursuant to paragraph 2.7(a) hereof shall be excluded from the calculation of the Company's cumulative pre-tax income for the fiscal periods set forth above. Such amount payable pursuant to this paragraph 2.7(b) shall be paid within 90 days after the Measurement End Date in a lump-sum cash payment.

          (c) In addition, if an Acquisition (as defined in paragraph 6.6) or a David Family Stock Disposition (as defined in paragraph 6.7) occurs within 6 months of the termination of the Agreement by the Executive for "Good Reason" or by the Company without "Cause", Executive shall be entitled to the payments provided for in paragraphs 6.6 and 6.7.

          (d) Payments to the Executive pursuant to this paragraph 2.7 shall not be subject to mitigation, and shall not be reduced by compensation received by Executive from other employers or entities.

     3. Compensation and Benefits.

          3.1 The Company shall pay to Executive a base annual salary during the Term as follows:

               (a) For the period July 1, 2002 through June 30, 2003, at the annual rate of $475,000.00. The sum of $37,500 shall be payable on each of July 1, 2002 and January 2, 2003 and the balance of $400,000 shall be paid in equal periodic installments in accordance with the Company's normal payroll procedures;

               (b) For the period July 1, 2003 through June 30, 2004, at the annual rate of $500,000.00. The sum of $50,000 shall be payable on each of July 1, 2003 and January 2, 2004 and the balance of $400,000 shall be paid in equal periodic installments in accordance with the Company's normal payroll procedures;

               (c) For the period July 1, 2004 through June 30, 2005, at the annual rate of $525,000.00. The sum of $62,500 shall be payable on each of July 1, 2004 and January 2, 2005 and the balance of $400,000

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          shall be paid in equal periodic installments in accordance with the
          Company's normal payroll procedures;

               (d) For the period July 1, 2005 through June 30, 2006, at the annual rate of $550,000.00. The sum of $75,000 shall be payable on each of July 1, 2005 and January 2, 2006 and the balance of $400,000 shall be paid in equal periodic installments in accordance with the Company's normal payroll procedures;

               (e) For the period July 1, 2006 through June 30, 2007, at the annual rate of $575,000.00. The sum of $87,500 shall be payable on each of July 1, 2006 and January 2, 2007 and the balance of $400,000 shall be paid in equal periodic installments in accordance with the Company's normal payroll procedures. and

          3.2 Except as otherwise set forth in paragraph 3.1, Executive's compensation shall be paid in equal, periodic installments in accordance with the Company's normal payroll procedures.

          3.3 The Company shall also pay to Executive such bonuses as may be determined from time to time by the Board of Directors. In connection therewith, the Executive shall be entitled to participate in the senior executive incentive compensation pool as adopted by the Board of Directors on February 22, 2000, and thereafter as in effect from time to time during the term hereof; provided that, notwithstanding any action hereafter taken by the Board of Directors, throughout the Term, Executive shall receive incentive compensation as more fully set forth in Schedule A annexed hereto and made a part hereof and on terms no less favorable than the terms of Schedule A and the Senior Executive Incentive Compensation Plan as they exist on March 1, 2000 a copy of which is attached as Schedule B. Any amounts due under this paragraph 3.3 shall be payable to the Executive within 90 days of the end of the applicable fiscal year in a cash lump-sum payment.

          3.4 The Company shall, at its own cost and expense, maintain (i) a policy of life insurance on the life of the Executive which will provide a death benefit to the Executive's beneficiary in the amount of $1,500,000 and which will be owned by Executive (the "Executive's Insurance Policy"); (ii) a policy of disability insurance which will provide a benefit of $10,000 per month payable to Executive until Executive attains the age of sixty-four and which will be owned by Executive; and (iii) such group medical insurance covering Executive and Executive's dependent family members and such other benefits as are generally afforded to other senior executives of the Company, subject to applicable waiting periods and other conditions. Provided that Executive is still employed by the Company on the date he attains age 64 and Executive thereafter retires from such employment, Executive shall be entitled to participate in the Company's Retired Senior Executive Medical Plan in accordance with all of the terms and conditions thereof and contained in the letter from David M. Hogan to Thomas Rende dated August 2, 1999 (a copy of each of which is annexed hereto as Exhibit II), except that (i) no further approval of the Compensation Committee of the Board of Directors shall be necessary for such participation and (ii) the Retired Senior Executive Medical Plan shall at all times provide benefits to Executive and Executive's dependent family members and

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at costs to Executive no less favorable than were provided to senior executives and retired senior executives of the Company on March 1, 2000. Executive agrees to fully cooperate with the Company in obtaining and maintaining the Executive's Insurance Policy, any additional death benefits thereunder and any other policies of insurance on the life of the Executive obtained or maintained by the Company.

          3.5 Executive shall be entitled to four weeks of vacation in each calendar year and to a reasonable number of other days off for religious and personal reasons.

          3.6 The Company shall provide Executive with a suitable leased automobile and shall pay for all other costs associated with the use of the vehicle, including insurance costs, parking, repairs and maintenance; provided that the Company shall not be required to expend more than $1,200 per month for the cost of leasing such automobile; and provided further that at the end of the term of any such lease, Executive shall have the right, at his sole cost and expense, to purchase the vehicle in accordance with the terms of the lease applicable to any such purchase. The costs associated with Executive's automobile shall be considered taxable income to Executive, except to the extent that it is documented to have been used by him for business purposes.

          3.7 The Company will pay or reimburse Executive for all transportation, hotel and other expenses reasonably incurred by Executive on business trips and for all other ordinary and reasonable out-of-pocket expenses actually incurred by him in the conduct of the business of the Company against itemized vouchers submitted with respect to any such expenses and approved in accordance with customary procedures.

          3.8 Executive acknowledges that he will be obligated to render services hereunder wherever such services are reasonably required by the Company, which may necessitate substantial travel by Executive.

     4. Executive Indemnity

          4.1 In addition to any rights Executive may have under the Company's charter or by-laws, the Company agrees to indemnify Executive and hold Executive harmless, both during the Term and thereafter, against all costs, expenses (including, without limitation, fines, excise taxes and reasonable attorneys' fees) and liabilities (other than settlements to which the Company does not consent, which consent shall not be unreasonably withheld) (collectively, "Losses") reasonably incurred by Executive in connection with any claim, action, proceeding or investigation brought against or involving Executive with respect to, arising out of or in any way relating to Executive's employment with the Company or Executive's service as a director of the Company; provided, however, that the Company shall not be required to indemnify Executive for Losses incurred as a result of Executive's intentional misconduct or gross negligence (other than matters where Executive acted in good faith and in a manner he reasonably believed to be in and not opposed to the Company's best interests). Executive shall promptly notify the Company of any claim, action, proceeding or investigation under this paragraph and the Company shall be entitled to participate in the defense of any such claim, action, proceeding or investigation and, if it so chooses, to assume the defense with counsel selected

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by the Company; provided that Executive shall have the right to employ counsel to represent him (at the Company's expense) if Company counsel would have a "conflict of interest" in representing both the Company and Executive. The Company shall not settle or compromise any claim, action, proceeding or investigation without Executive's consent, which consent shall not be unreasonably withheld; provided, however, that such consent shall not be required if the settlement entails only the payment of money and the Company fully indemnifies Executive in connection therewith. The Company further agrees to advance any and all expenses (including, without limitation, the fees and expenses of counsel) reasonably incurred by the Executive in connection with any such claim, action, proceeding or investigation, provided Executive first enters into an appropriate agreement for repayment of such advances if indemnification is found not to have been available. The Company currently maintains a policy of directors' and officers' liability insurance covering Executive and, nothwithstanding the expiration or earlier termination of this Agreement, the Company shall maintain a directors' and officers' liability insurance policy covering Executive for a period of time following such expiration or earlier termination equal to the statute of limitations for any claim that may be asserted against Executive for which coverage is available under such directors' and officers' liability insurance policy. The provisions of this paragraph 4.1 shall survive the termination of this Agreement for any reason.

     5. Protection of Confidential Information; Non-Competition.

          5.1 Executive acknowledges that:

               (a) As a result of his current employment with, and prior retention as an employee of, the Company, Executive has obtained and will obtain secret and confidential information concerning the business of the Company and its subsidiaries and affiliates (referred to collectively in this paragraph 5 as the "Company"), including, without limitation, financial information, designs and other proprietary rights, trade secrets and "know-how," customers and sources of supply ("Confidential Information").

               (b) The Company will suffer substantial damage which will be difficult to compute if, during the period of his employment with the Company or thereafter, Executive should enter a business competitive with the Company or divulge Confidential Information.

               (c) The provisions of this Agreement are reasonable and necessary for the protection of the business of the Company.

               (d) Executive agrees that he will not at any time, either during the term of this Agreement or thereafter, divulge to any person or entity any Confidential Information obtained or learned by him as a result of his employment with, or prior retention by, the Company, except (i) in the course of performing his duties hereunder, (ii) with the Company's express written consent; (iii) to the extent that any such information is in the public domain other than as a result of Executive's breach of any of his obligations hereunder; or (iv) where required to be disclosed by court order, subpoena or other government

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          process. If Executive shall be required to make disclosure pursuant to the provisions of clause (iv) of the preceding sentence, Executive promptly, but in no event more than 72 hours after learning of such subpoena, court order, or other government process, shall notify, by personal delivery or by electronic means, confirmed by mail, the Company and, at the Company's expense, Executive shall to the extent practicable: (a) take all reasonably necessary and lawful steps required by the Company to defend against the enforcement of such subpoena, court order or other government process, and (b) permit the Company to intervene and participate with counsel of its choice in any proceeding relating to the enforcement thereof.

               (e) Upon termination of his employment with the Company, Executive will promptly deliver to the Company all memoranda, notes, records, reports, manuals, drawings, blueprints and other documents (and all copies thereof) relating to the business of the Company and all property associated therewith, which he may then possess or have under his control; provided, however, that Executive shall be entitled to retain copies of such documents reasonably necessary to document his financial relationship (both past and future) with the Company.

               (f) During the period commencing on the date hereof and ending on the date on which Executive's employment hereunder is terminated (such date of termination is the "Employment Termination Date") (and, if Executive's employment is terminated by the Company with "Cause", by Executive without "Good Reason" or upon the expiration of the Term, until the "Restricted Period End Date", as defined below), Executive, without the prior written permission of the Company, shall not, anywhere in the world, (i) be employed by, or render any services to, any person, firm or corporation engaged in any business which is directly or indirectly in competition with the Company ("Competitive Business"); (ii) engage in any Competitive Business for his or its own account; (iii) be associated with or interested in any Competitive Business as an individual, partner, shareholder, creditor, director, officer, principal, agent, employee, trustee, consultant, advisor or in any other relationship or capacity; (iv) employ or retain, or have or cause any other person or entity to employ or retain, any person who was employed or retained by the Company while Executive was employed by the Company; or (v) solicit, interfere with, or endeavor to entice away from the Company, for the benefit of a Competitive Business, any of its customers or other persons with whom the Company has a contractual relationship. Notwithstanding the foregoing, nothing in this Agreement shall preclude Executive from investing his personal assets in the securities of any corporation or other business entity which is engaged in a Competitive Business if such securities are traded on a national stock exchange or in the over-the-counter market and if such investment does not result in his beneficially owning, at any time, more than 4.9% of the publicly-traded equity securities of such Competitive Business. If the Executive's employment with the Company is terminated by the Company with "Cause" or by the Executive without "Good Reason", the "Restricted Period End Date" shall mean the day before the first anniversary of the Employment Termination Date. If the Executive's employment with the Company is terminated upon the expiration of the Term, the "Restricted Period End Date" shall mean

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          (i) the Employment Termination Date, if no payments are due to
          Executive under the provisions of paragraph 6 hereof, (ii) the day before the first anniversary of the Employment Termination Date, if a payment of $500,000 is due to Executive under paragraph 6 hereof, and
          (iii) the day before the second anniversary of the Employment Termination Date, if a payment of at least $750,000 million is due the Executive under paragraph 6.

               (g) If Executive commits a breach, or threatens to commit a breach, of any of the provisions of paragraphs 5.1(d) or 5.1(f), the Company shall have the right and remedy:

                    (i) to have the provisions of this Agreement specifically enforced by any court having equity jurisdiction, it being acknowledged and agreed by Executive that the services being rendered hereunder to the Company are of a special, unique and extraordinary character and that any such breach or threatened breach will cause irreparable injury to the Company and that money damages will not provide an adequate remedy to the Company; and

                    (ii) require Executive to account for and pay over to the
                         Company all monetary damages suffered by the Company as the result of any transactions constituting a breach of any of the provisions of paragraphs 5.1(d) or 5.1(f), and Executive hereby agrees to account for and pay over such damages to the Company.

          5.2 Each of the rights and remedies enumerated in this paragraph 5 shall be independent of the other, and shall be severally enforceable, and such rights and remedies shall be in addition to, and not in lieu of, any other rights and remedies available to the Company under law or equity.

          5.3 In connection with any legal action or proceeding arising out of or relating to this Agreement, the prevailing party in such action or proceeding shall be entitled to be reimbursed by the other party for the reasonable attorneys' fees and costs incurred by the prevailing party.

          5.4 If Executive shall violate any covenant contained in paragraph 5.1(f), the duration of such covenant so violated shall be automatically extended for a period of time equal to the period of such violation.

          5.5 If any provision of paragraphs 5.1(d) or 5.1(f) is held to be unenforceable because of the scope, duration or area of its applicability, the tribunal making such determination shall have the power to modify such scope, duration, or area, or all of them, and such provision or provisions shall then be applicable in such modified form.

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          5.6 The provisions of this paragraph 5 shall survive the termination of this Agreement for any reason.

     6. Severance and Other Payments

          6.1 Upon the expiration of this Agreement and provided that Executive retires from employment by the Company, Executive shall be entitled to a severance payment from the Company (the "Severance Payment") as determined in accordance with the provisions of paragraphs 6.2, 6.3, 6.4 and 6.5 of this Agreement.

          6.2 If the cumulative pre-tax profit, as determined in accordance with generally accepted accounting standards in the United States of America applied on a consistent basis, of the Company for the fiscal years commencing on July 1, 2002 and ending on June 30, 2007 is less than $6,000,000, Executive shall not be entitled to any Severance Payment.

          6.3 If the cumulative pre-tax profit, as determined in accordance with generally accepted accounting standards in the United States of America applied on a consistent basis, of the Company for the fiscal years commencing on July 1, 2002 and ending on June 30, 2007 is at least $6,000,000 and not more than $8,000,000, Executive shall receive a Severance Payment in the amount of $500,000.

          6.4 If the cumulative pre-tax profit, as determined in accordance with generally accepted accounting standards in the United States of America of the Company applied on a consistent basis, for the fiscal years commencing on July 1, 2002 and ending on June 30, 2007 is at least $8,000,000 and not more than $10,000,000, Executive shall receive a Severance Payment in the amount of $750,000.

          6.5 If the cumulative pre-tax profit, as determined in accordance with generally accepted accounting standards in the United States of America applied on a consistent basis, of the Company for the fiscal years commencing on July 1, 2002 and ending on June 30, 2007 is more than $10,000,000, Executive shall receive a Severance Payment equal to seven and one-half (7.5%) percent of the cumulative pre-tax profit.

          6.6 If, at any time during the Term and provided Executive is still employed by the Company or paragraph 2.7(c) hereof is applicable, substantially all of the assets of the Company are sold or the Company merges with or into another entity in a transaction which results in a majority of the issued and outstanding shares of capital stock or other ownership interests of the merged entity being owned by shareholders or owners who did not own a majority of the issued and outstanding shares of capital stock of the Company prior to any such merger (an "Acquisition"), upon the closing of any such Acquisition Executive shall be entitled to receive a payment from the Company in an amount equal to the product obtained by multiplying (x) a fraction, the numerator of which is the actual consideration paid for the Acquisition and the denominator of which is the number of shares of capital stock of the Company issued and outstanding on the closing date of any Acquisition, less $.75 times (y) 1,000,000 (the

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"Acquisition Payment Formula"). By way of illustration only, if the number of shares of capital stock of the Company issued and outstanding on the closing date of any Acquisition is 15,000,000 and the actual consideration paid for the Acquisition is $30,000,000, Executive would be entitled to receive a payment determined in accordance with the Acquisition Payment Formula of $1,250,000 ($30,000,0000/15,000,000 = $2.00 - $.75 = $1.25 x 1,000,000 = $1,250,000). Any
amounts received by Executive pursuant to this paragraph 6.5 shall be deducted from any Severance Payment due Executive pursuant to paragraphs 6.3, 6.4 and 6.5.

          6.7 If at any time during the Term and provided Executive is still employed by the Company or paragraph 2.7(c) hereof is applicable, the David Family (consisting of Mark M. David, his spouse, parents, siblings, children, nephews and nieces) disposes of substantially all of its stock in the Company in one or a series of transactions (a "David Family Disposition"), upon the closing of such single transaction or the last of such series of such transactions, Executive shall be entitled to receive a payment from the Company in an amount equal to the product obtained by multiplying (x) the average amount received by the David Family on a share of stock in such transaction or transactions, less 75cents times (y) 1,000,000 (the "Alternative Acquisition Payment Formula"). By way of illustration only, if the David Family sold all of its stock in the Company in a transaction in which it received $1.75 per share, Executive would be entitled to receive a payment determined in accordance with the Alternative Acquisition Payment Formula of $1,000,000 (($1.75-$.75) x 1,000,000). Any
amounts received by Executive pursuant to this paragraph 6.7 shall be deducted from any Severance Payment due Executive pursuant to paragraphs 6.3, 6.4 and 6.5 hereof and any amounts of Severance Payment received by Executive pursuant to paragraphs 6.3, 6.4 and 6.5 shall be deducted from any amounts due Executive pursuant to this paragraph 6.7.

          6.8 Any amounts due under the provisions of paragraph 6.3. 6.4, or 6.5 shall be paid by September 30, 2007 in a lump-sum cash payment and amounts due under the provisions of paragraph 6.6 or 6.7 shall be paid within 90 day of the applicable transaction in a lump-sum cash payment.

     7. Miscellaneous Provisions

          7.1 All notices provided for in this Agreement shall be in writing, and shall be deemed to have been duly given when (i) delivered personally to the party to receive the same, or (ii) when mailed first class postage prepaid, by certified mail, return receipt requested, addressed to the party to receive the same at his or its address set forth below, or such other address as the party to receive the same shall have specified by written notice given in the manner provided for in this paragraph 7.1:

               If to Executive:

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

                     Mr. Melvyn Knigin
                     400 17th Street
                     Norwood, New Jersey 07648

               With a copy to:

                     Paul M. Ritter, Esq.
                     Kronish Lieb Weiner & Hellman LLP
                     1114 Avenue of the Americas
                     New York, NY 10036
                     Fax No.: (212) 479-6275

               If to the Company:

                     Movie Star, Inc.
                     1115 Broadway
                     New York, New York 10010
                     Attn:  Chairman of the Board

                With a copy to:

                     Graubard Miller
                     600 Third Avenue
                     New York, New York 10016
                     Attn: Michael A. Salberg, Esq.
                     Fax No.: (212) 818-8881

All notices shall be deemed to have been given as of the date of personal delivery or mailing thereof.

          7.2 This Agreement sets forth the entire agreement of the parties relating to the employment of Executive and are intended to supersede all prior negotiations, understandings and agreements. No provisions of this Agreement may be waived or changed except by a writing by the party against whom such waiver or change is sought to be enforced. The failure of any party to require performance of any provision hereof or thereof shall in no manner affect the right at a later time to enforce such provision.

          7.3 All questions with respect to the construction of this Agreement, and the rights and obligations of the parties hereunder, shall be determined in accordance with the law of the State of New York applicable to agreements made and to be performed entirely in New York.

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          7.4 This Agreement shall inure to the benefit of and be binding upon the successors and assigns of the Company. This Agreement shall not be assignable by Executive, but shall inure to the benefit of and be binding upon Executive's heirs and legal representatives.

          7.5 Should any provision of this Agreement become legally unenforceable, no other provision of this Agreement shall be affected, and this Agreement shall continue as if the Agreement had been executed absent the unenforceable provision.

               IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first above written.


                                             /s/ Melvyn Knigin
                                             -----------------------------------
                                             Melvyn Knigin


                                             MOVIE STAR, INC.


                                             By: /s/ Mark M. David
                                                --------------------------------
                                                Mark M. David
                                                Chairman









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